UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. )*

                          Accelerate Diagnostics, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   00430H201
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                                 (CUSIP Number)

                     Duncan Smith, Chief Compliance Officer
                         Griffin Asset Management, LLC
          230 Park Avenue, 4th Floor, New York, NY 10169, 212-551-1442
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                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               December 31, 2023
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             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
|X|  Rule 13d-1(b)
|_|  Rule 13d-1(c)
|_|  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 00430H201                   13G                      Page 2 of 5 Pages


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     1.   Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only)

          Griffin Asset Management, LLC
          13-2675970
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     2.   Check the Appropriate Box If a Member of a Group
          (See Instructions)
          (a)  |_|
          (b)  |_|
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     3.   SEC Use Only

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     4.   Citizenship or Place of Organization

          Delaware, USA
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                   5.   SOLE VOTING POWER

                        1,219,724
                   -------------------------------------------------------------
                   6.   SHARED VOTING POWER
   NUMBER OF
     SHARES             0
  BENEFICIALLY     -------------------------------------------------------------
 OWNED BY EACH     7.   SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH           1,219,724
                   -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER

                        0
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     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          1,219,724
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     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)  |_|
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     11.  Percent of Class Represented by Amount in Row (9)

          8.4%

          Based on a total of 14,550,605 shares of the Issuer's Common Stock outstanding as of November 6, 2023, as reported in the Issuer's Quarterly Report on Form 10-Q for the period ended September 30, 2023.
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     12.  Type of Reporting Person (See Instructions)

          IA
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CUSIP No. 00430H201                   13G                      Page 3 of 5 Pages


Item 1.

     (a) Name of Issuer:
         Accelerate Diagnostics, Inc..

     (b) Address of Issuer's Principal Executive Offices:
         3950 S. Country Club Road, Tucson, AZ 85714

Item 2.

     (a) Name of Person Filing:
         Griffin Asset Management, LLC

     (b) Address of the Principal Office or, if none, residence:
         230 Park Avenue, 4th Floor, New York, NY 10169

     (c) Citizenship:
         Delaware, USA

     (d) Title of Class of Securities:
         Common Stock

     (e) CUSIP Number:
         00430H201

Item 3. If this statement is filed pursuant to SS.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

     (e) |X| An investment adviser in accordance with S.240.13d-1(b)(1)(ii)(E);

     (f) |_| An employee benefit plan or endowment fund in accordance with S.240.13d-1(b)(1)(ii)(F);

     (g) |_| A parent holding company or control person in accordance with
             S. 240.13d-1(b)(1)(ii)(G);

     (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) |_| Group, in accordance with S.240.13d-1(b)(1)(ii)(J).

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CUSIP No. 00430H201                   13G                      Page 4 of 5 Pages

Item 4.  Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


     (a)  Amount beneficially owned:  1,219,724

     (b)  Percent of class:  8.4%

          Based on a total of 14,550,605 shares of the Issuer's Common Stock outstanding as of November 6, 2023, as reported in the Issuer's Quarterly Report on Form 10-Q for the period ended September 30, 2023.

     (c)  Number of shares as to which the person has:

             (i) Sole power to vote or to direct the vote:  1,219,724

            (ii) Shared power to vote or to direct the vote:  0

           (iii) Sole power to dispose or to direct the disposition
                 of:  1,219,724

          (iiii) Shared power to dispose or to direct the disposition of:  0

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Item 8. Identification and Classification of Members of the Group

Item 9. Notice of Dissolution of Group

Item 10. Certification

     (a) The following certification shall be included if the statement is filed pursuant to S.240.13d-1(b):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 00430H201                   13G                      Page 5 of 5 Pages


     (b) The following certification shall be included if the statement is filed pursuant to S.240.13d-1(c):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                     03/05/2024
                                    -------------------------------------------
                                                        Date


                                                 /s/ Duncan Smith
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                                                     Signature


                                       Duncan Smith, Chief Compliance Officer
                                    -------------------------------------------
                                                     Name/Title